Sticker dated March 3, 2008 to Prospectus dated February 1, 2008

The prospectus for Atlas Resources Public #17-2007 Program consists of this sticker, the prospectus dated February 1, 2008 and Supplement No. 1 dated March 3, 2008. The supplement sets forth new suitability requirements for residents of Oregon.

This sticker forms a part of, and must be accompanied or preceded by, the prospectus.

Atlas Resources Public #17-2007 Program

Supplement No. 1
to the
Prospectus dated February 1, 2008

March 3, 2008

Summary
We, Atlas Resources Public #17-2008(B) L.P., are providing you with this supplement to update the prospectus. This supplement forms a part of, and must be accompanied or preceded by, the prospectus. The purpose of this supplement is to set forth new suitability requirements for residents of Oregon.

You should carefully review the prospectus and this supplement before subscribing for units.

Special Suitability Requirements for Oregon Residents
If you are an Oregon resident and you subscribe for investor general partner units, then you must meet any one of the following special suitability requirements:

•
an individual or joint net worth with your spouse of $330,000 or more, without regard to the investment in the partnership, exclusive of home, home furnishings, and automobiles, and a combined gross income of $150,000 or more for the current year and for the two previous years; or

•	an individual or joint net worth with your spouse in excess of $750,000, exclusive of home, home furnishings, and automobiles; or

•	a combined “gross income” as defined in Internal Revenue Code Section 61 in excess of $200,000 in the current year and the two previous years.

Also, an Oregon resident must not make an investment in a partnership as either an investor general partner or a limited partner which would, after including his previous investments in prior Atlas Resources programs, if any, and any other similar natural gas and oil drilling programs, exceed 10% of his liquid net worth, exclusive of home, home furnishings and automobiles.

The Subscription Agreement for Oregon investors is set forth in Appendix A to this supplement.

APPENDIX A

FORM OF
SUBSCRIPTION AGREEMENT
FOR OREGON INVESTORS

ATLAS RESOURCES PUBLIC #17-2008(B) L.P.

SUBSCRIPTION AGREEMENT FOR OREGON INVESTORS

I, the undersigned, hereby offer to purchase Units of Atlas Resources Public #17-2008(B) L.P. in the amount set forth on the Signature Page of this Subscription Agreement and on the terms described in the current Prospectus for Atlas Resources Public #17-2007 Program, as supplemented or amended from time to time. I acknowledge and agree that my execution of this Subscription Agreement also constitutes my execution of the Agreement of Limited Partnership (the “Partnership Agreement”) the form of which is attached as Exhibit (A) to the Prospectus and I agree to be bound by all of the terms and conditions of the Partnership Agreement if my subscription is accepted by Atlas Resources, LLC, the Managing General Partner. I understand and agree that I may not assign this offer, nor may it be withdrawn after it has been accepted by the Managing General Partner. I hereby irrevocably constitute and appoint the Managing General Partner, and its duly authorized agents, my agent and attorney-in-fact, in my name, place and stead, to make, execute, acknowledge, swear to, file, record and deliver the Agreement of Limited Partnership and any certificates related thereto. I (other than Massachusetts residents) further understand that following the Signature Page there are certain representations, warranties and covenants which I must make before the Managing General Partner will accept my subscription.

SIGNATURE PAGE OF SUBSCRIPTION AGREEMENT

I, the undersigned, agree to purchase ________ Units at $10,000 per Unit in ATLAS RESOURCES PUBLIC #17-2008(B) L.P. (the “Partnership”) as (check one):

Subscription Amount
☐ INVESTOR GENERAL PARTNER	$__________________________

☐ LIMITED PARTNER	(____________________# Units)

Instructions

Make your check payable to: “National City Bank, Escrow Agent, Atlas Resources Public #17-2008(B) L.P.”
Minimum Subscription: one Unit ($10,000). Additional Subscriptions in $1,000 increments. If you are an individual investor you must personally sign this Signature Page and provide the information requested below. Wire instructions available upon request.

Subscriber (All investors must personally sign this Signature Page.)

NAME OF TRUST, CORPORATION, LLC, PARTNERSHIP: Name _______________________________________________________
(Enclose supporting documents.) If a partnership, corporation or trust, then the members, stockholders or beneficiaries thereof are citizens of _________________________.

Tax I. D. No.:	Address of Record (Do not Use P.O. Box) ________________________________________
Print Name	________________________________________
________________________________________

X
Signature

Tax I. D. No.:	See the attached “Alternate Distribution Form" for electronic and alternate address information.

Print Name

X Signature

I received my final prospectus on

(CHECK ONE): OWNERSHIP OF THE UNITS-	☐ Tenants-in-Common	☐ Partnership
	☐ Joint Tenancy with Right of Survivorship	☐ C Corporation
	☐ Individual	☐ S Corporation
	☐ Community Property with Survivorship Rights	☐ Trust
	☐ Limited Liability Company	☐ Tenants by the Entirety

Date: ________________

My Telephone No.: Home ________________________	Business _______________________________
My E-mail Address: ____________________________

(CHECK ONE):	☐ I am at least twenty-one years of age	☐ I am not twenty-one years of age

(CHECK ONE): I am a:	☐ Calendar Year Taxpayer	☐ Fiscal Year Taxpayer

(CHECK IF APPLICABLE): I am a:	☐ Farmer (2/3 or more of my gross income in 2007 or 2006 is from farming)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE (For Commission and Other Purposes)

I hereby represent that I have discharged my affirmative obligations under Rule 2810(b)(2)(B) and (b)(3)(D) of the FINRA Conduct Rules and specifically have obtained information from the above-named subscriber concerning his/her age, net worth, annual income, federal income tax bracket, investment objectives, investment portfolio, and other financial information and have determined that an investment in the Partnership is suitable for such subscriber, that such subscriber is or will be in a financial position to realize the benefits of this investment, and that such subscriber has a fair market net worth sufficient to sustain the risks for this investment. I have also informed the subscriber of all pertinent facts relating to the liquidity and marketability of an investment in the Partnership, of the risks of unlimited liability regarding an investment as an Investor General Partner, and of the passive loss limitations for tax purposes of an investment as a Limited Partner.

Name of Registered Representative and CRD Number	Name of Broker/Dealer

Signature of Registered Representative	Broker/Dealer CRD Number

Registered Representative Office Address:	Broker/Dealer Facsimile Number:
Broker/Dealer E-mail Address:

Phone Number:
Facsimile Number:
E-mail Address:
Company Name (if other than Broker/Dealer Name)

NOTICE TO BROKER-DEALER:

Send Subscription Documents completed and signed with check MADE PAYABLE TO: “National City Bank, Escrow Agent, Atlas Resources Public #17-2008(B) L.P.” to:

Mr. Justin Atkinson
Anthem Securities, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, Pennsylvania 15108-0926
(412) 262-1680
(412) 262-7430 (FAX)

Wire transfers are available. Please contact Ms. Tammy Rapp at (412) 262-1680 for information.

TO BE COMPLETED BY THE MANAGING GENERAL PARTNER

ACCEPTED THIS _____________ day	ATLAS RESOURCES, LLC,
of _______________________ , 2008	MANAGING GENERAL PARTNER

By:

In order to induce the Managing General Partner to accept this subscription, I hereby represent, warrant, covenant and agree as follows:

Notice: Residents of Massachusetts should not complete or initial this page. Instead, residents of Massachusetts should read the statements below and treat them as notices to the Massachusetts investor of the information set forth in those statements.

Investor’s	Co-Investor’s
Initials	Initials

_____	_____	I have received the Prospectus.

_____	_____
I (other than if I am a Minnesota or Maine resident) recognize and understand that before this offering there has been no public market for the Units and it is unlikely that after the offering there will be any such market, the transferability of the Units is restricted, and in case of emergency or other change in circumstances I cannot expect to be able to readily liquidate my investment in the Units.

_____	_____	I am purchasing the Units for my own account, for investment purposes and not for the account of others, and with no present intention of reselling them.

_____	_____	If an individual, I am a citizen of the United States of America and at least twenty-one years of age.

_____	_____	If an individual, I am a foreign investor, and at least twenty-one years of age.

_____	_____
If a partnership, corporation or trust, then I am at least twenty-one years of age and empowered and duly authorized under a governing document, trust instrument, charter, certificate of incorporation, by-law provision or the like to enter into this Subscription Agreement and to perform the transactions contemplated by the Prospectus, including its exhibits.

_____	_____
I am a foreign corporation, partnership, trust or other entity, and empowered and duly authorized under a governing document, trust instrument, charter, certificate of incorporation, by-law provision or the like to enter into this Subscription Agreement and to perform the transactions contemplated by the Prospectus, including its exhibits.

_____	_____
I (other than if I am a Minnesota or Maine resident) understand that if I am an Investor General Partner, then I will have unlimited joint and several liability for Partnership obligations and liabilities including amounts in excess of my subscription to the extent the obligations and liabilities exceed the Partnership’s insurance proceeds, the Partnership’s assets, and indemnification by the Managing General Partner. Also, the insurance may be inadequate to cover these liabilities and there is no insurance coverage for certain claims.

_____	_____
I (other than if I am a Minnesota or Maine resident) understand that if I am a Limited Partner, then I may only use my Partnership losses to the extent of my net passive income from passive activities in the year, with any excess losses being deferred.

_____	_____
I (other than if I am a Minnesota or Maine resident) understand that no state or federal governmental authority has made any finding or determination relating to the fairness for public investment of the Units and no state or federal governmental authority has recommended or endorsed or will recommend or endorse the Units.

_____	_____
I (other than if I am a Minnesota or Maine resident) understand that the Selling Agent or registered representative is required to inform me and the other potential investors of all pertinent facts relating to the Units, including the following: the risks involved in the offering, including the speculative nature of the investment and the speculative nature of drilling for natural gas and oil; the financial hazards involved in the offering, including the risk of losing my entire investment; the lack of liquidity of my investment; the restrictions on transferability of my Units; the background of the Managing General Partner and the Operator; the tax consequences of my investment; and the unlimited joint and several liability of the Investor General Partners.

To meet the suitability requirements for an investment in your state, please check and initial either (a), (b) or (c) depending on your state of residence and whether you are buying limited partner units or investor general partner units. Also, initial (d) if you are a fiduciary and you meet the requirement.

Investor’s	Co-Investor’s
Initials	Initials

_____	_____	(a)
If I purchase limited partner units, then I must have either: a minimum net worth of $330,000, exclusive of home, home furnishings, and automobiles, or a minimum net worth of $85,000, exclusive of home, home furnishings, and automobiles, and had during the last tax year gross income of at least $85,000, without regard to an investment in the partnership.

In addition, if:

•   I am a resident of Michigan, Missouri, or Pennsylvania, then I must not make an investment in a partnership which  is in excess of 10% of my net worth, exclusive of home, home furnishings and automobiles.

•  I am a resident of Kansas, it is recommended by the Office of the Kansas Securities Commissioner that I should limit my investment in the partnership and substantially similar programs to no more than 10% of my liquid net worth. Liquid net worth is that portion of my net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Readily marketable securities may include investments in an IRA or other retirement plan that can be liquidated within a short time, less any income tax penalties that may apply for early distribution.

•  I am a resident of Kentucky, then I must not make an investment in the Partnership which is in excess of 10% of my liquid net worth.

•  I am a resident of Ohio, Alabama or Oregon, then I must not make an investment in a partnership which would, after including my previous investments in prior Atlas Resources programs, if any, and any other similar natural gas and oil drilling programs, exceed 10% of my liquid net worth, exclusive of home, home furnishings and automobiles.

_____	_____	(b)	If I purchase investor general partner units and I am a resident of:

• Alaska,	• Louisiana,	• Rhode Island,

• Colorado,	• Maryland,	• South Carolina,

• Connecticut,	• Mississippi,	• South Dakota,

• Delaware,	• Missouri,	• Utah,

• District of Columbia,	• Montana,	• Vermont,

• Florida,	• Nebraska,	• Virginia,

• Georgia,	• Nevada,	• West Virginia,

• Hawaii,	• New Hampshire,	• Wisconsin, or

• Idaho,	• New York,	• Wyoming,

• Illinois,	• North Dakota,

• Kentucky,	• Puerto Rico,

then I must have either: a net worth of at least $330,000, exclusive of home, furnishings and automobiles, or a net worth of not less than $85,000, exclusive of home, furnishings and automobiles, and had during the last tax year gross income” of at least $85,000, without regard to an investment in the Partnership.

Investor’s	Co-Investor’s
Initials	Initials

Additionally, if:

• I am a resident of Missouri, then I must not make an investment in the Partnership which is in excess of 10% of my net worth, exclusive of home, home furnishings and automobiles.

• I am a resident of Kentucky, then I must not make an investment in the Partnership which is in excess of 10% of my liquid net worth.

_____	_____	(c)	If I purchase investor general partner units and I am a resident of:

• Alabama,	• Maine,	• Ohio,

• Arizona,	• Massachusetts,	• Oklahoma,

• Arkansas,	• Michigan,	• Oregon,

• California,	• Minnesota,	• Pennsylvania,

• Indiana,	• New Jersey,	• Tennessee,

• Iowa,	• New Mexico,	• Texas, or

• Kansas,	• North Carolina,	• Washington,

then I must meet any one of the following suitability requirements:

•   an individual or joint net worth with my spouse of $330,000 or more, without regard to the investment in the partnership, exclusive of home, home furnishings and automobiles, and a combined gross income of $150,000 or more for the current year and for the two previous years; or

• an individual or joint net worth with my spouse in excess of $750,000, exclusive of home, home furnishings and automobiles; or

• a combined “gross income” as defined in Section 61 of the Internal Revenue Code of 1986, as amended, in excess of $200,000 in the current year and the two previous years.

Additionally, if:

•  I am a resident of Iowa, Michigan or Pennsylvania, then I must not make an investment in the Partnership which is in excess of 10% of my net worth, exclusive of home, home furnishings and automobiles.

•  I am a resident of Ohio, Alabama or Oregon, then I must not make an investment in a partnership which would, after including my previous investments in prior Atlas Resources programs, if any, and any other similar natural gas and oil drilling programs, exceed 10% of my liquid net worth, exclusive of home, home furnishings and automobiles.

•  I am a resident of Kansas, it is recommended by the Office of the Kansas Securities Commissioner that I should limit my investment in the program and substantially similar programs to no more than 10% of my liquid net worth. Liquid net worth is that portion of my net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Readily marketable securities may include investments in an IRA or other retirement plan that can be liquidated within a short time, less any income tax penalties that may apply for early distribution.

Further, if I am a resident of California, Iowa, North Carolina or Pennsylvania, then I am aware of the requirements set forth in Exhibit (B) to the Prospectus.

Investor’s	Co-Investor’s
Initials	Initials

_____	_____	(d)	If I am a fiduciary, then I am purchasing for a person or entity having the appropriate income and/or net worth specified in (a), (b) or (c) above.

_____	_____	(e)
If applicable, I understand that the partnership may derive income from, and therefore, be required to file a partnership income tax return in Pennsylvania, West Virginia and New York. As a nonresident of any or all of those states I agree to be included in the partnership’s consolidated partnership income tax return filed by the partnership, which will include my share of the partnership’s income and deductions attributable to those states. I understand that by being part of one or more partnership consolidated income tax returns I will not have to file a nonresident income tax return for those respective states unless I have income derived from those states from other sources, which excludes other Atlas partnerships.

The above representations do not constitute a waiver of any rights that I may have under the Acts administered by the SEC or by any state regulatory agency administering statutes bearing on the sale of securities.

Instructions to Investor
You are required to execute your own Subscription Agreement and the Managing General Partner will not accept any Subscription Agreement that has been executed by someone other than you unless the person has been given your legal power of attorney to sign on your behalf, and you meet all of the conditions in the Prospectus and this Subscription Agreement. In the case of sales to fiduciary accounts, the minimum standards set forth in the Prospectus and this Subscription Agreement must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the Partnership Units if the donor or grantor is the fiduciary.

Your execution of the Subscription Agreement constitutes your binding offer to buy Units in the Partnership. Once you subscribe you may withdraw your subscription only by providing the Managing General Partner with written notice of your withdrawal before your subscription is accepted by the Managing General Partner. The Managing General Partner has the discretion to refuse to accept your subscription without liability to you. Subscriptions will be accepted or rejected by the Partnership within 30 days of their receipt. If your subscription is rejected, then all of your funds will be returned to you promptly. If your subscription is accepted before the first closing, then you will be admitted as a Participant not later than 15 days after the release from escrow of the investors’ funds to the Partnership. If your subscription is accepted after the first closing, then you will be admitted into the Partnership not later than the last day of the calendar month in which your subscription was accepted by the Partnership.

The Managing General Partner will not complete a sale of Units to you and send you a confirmation of purchase until at least five business days after the date you receive a final Prospectus. Before completion of the sale of the Units you will have a right to a return of your subscription.

NOTICE TO CALIFORNIA RESIDENTS: This offering deviates in certain respects from various requirements of Title 10 of the California Administrative Code. These deviations include, but are not limited to the following: the definition of Prospect in the Prospectus, unlike Rule 260.140.127.2(b) and Rule 260.140.121(1), does not require enlarging or contracting the size of the area on the basis of geological data in all cases. If I am a resident of California, I acknowledge the receipt of California Rule 260.141.11 set forth in Exhibit (B) to the Prospectus.

SECTION D

TO BE COMPLETED BY ALL INVESTORS

Taxpayer Identification Number Certification - Check the first box below, unless you are a foreign investor or you are investing as a U.S. grantor trust.

Note: If there is a change in circumstances which makes any of the information provided by you in your certification below incorrect, then you are under a continuing obligation so long as you own units in the partnership to notify the partnership and furnish the partnership a new certificate within thirty (30) days of the change.

☐	Under penalties of perjury, I certify that:

(1)	the number provided in my Subscription Agreement is my correct “TIN” (i.e., social security number or employer identification number);

(2)
I am not subject to backup withholding because (a) I am exempt from backup withholding under §3406(g)(1) of the Internal Revenue Code and the related regulations, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. person (which includes U.S. citizens, resident aliens, entities or associations formed in the U.S. or under U.S. law, and U.S. estates and trusts.)

(Note: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.)

☐
Foreign Partner. I am at least 21 years of age, and I have provided the partnership with the appropriate Form W-8 certification or, if a joint account, each joint account owner has provided the partnership the appropriate Form W-8 certification, and if any one of the joint account owners has not established foreign status, that joint account owner has provided the partnership with a certified TIN.

☐	U.S. Grantor Trusts. Under penalties of perjury, I certify that:

(1)	the trust designated as the investor on the Subscription Agreement is a United States grantor trust which I can amend or revoke during my lifetime;

(2)	under subpart E of subchapter J of the Internal Revenue Code (check only one of the boxes below):

☐	(a)	100% of the trust is treated as owned by me;

☐	(b)	the trust is treated as owned in equal shares by me and my spouse; or

☐	(c)	____% of the trust is treated as owned by ________________________, and the remainder is treated as owned _____% by me and _____% by my spouse); and

(3)	each grantor or other owner of any portion of the trust has provided the partnership with the appropriate Form W-8 or Form W-9 certification.

Note: If you check the box in (2)(c), you must insert the information called for by the blanks.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X

X

Investor Signature(s)

ATLAS RESOURCES PUBLIC #17-2007 PROGRAM
ALTERNATE DISTRIBUTION FORM

Atlas Resources, LLC Managing General Partner
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108
Phone: 1-800-251-0171 Fax: 412-262-7430

Investor Name: __________________________________________________________________

Please choose from the following two options. Please note if nothing is selected, distribution checks will be mailed to the address of record.

 1. Electronic Transfer via ACH (Automatic Clearing House) Not for wire use

Please contact your financial institution to confirm the account is ACH eligible.

Financial institution name: _________________________________________________________________________

ABA/ Routing Transit Number (Nine digits are required): ____ ____ ____ ____ ____ ____ ____ ____ ____

Account Number: ________________________________________________________________________________

Further Reference: _______________________________________________________________________________

Please check the account type:

____________ Checking/Broker

____________ Savings/ Money Market (if the account has check writing privileges it is considered a checking account)

2 .Alternate Mailing Address (i.e., P.O. Box alternate mailing or financial institution)

Payee: ________________________________________________________________________________________

Address: _______________________________________________________________________________________

City, State Zip code: ______________________________________________________________________________

Account number: ________________________________________________________________________________

***Investor signature is required

Investor’s Signature: _____________________________________________________________________________
Print Investor’s Name: ____________________________________________________________________________

Office Use Only:
Date Received: ______ Date Entered: _______ Initials: _______ Investor id:_________________